UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
☑     Filed by the Registrant
☐     Filed by a Party other than the Registrant
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PPG INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

YOUR VOTE IS IMPORTANT
PLEASE VOTE TODAY

Dear PPG Shareholder:

According to our latest records, we have not received your voting instructions for the annual meeting of shareholders of PPG Industries, Inc. to be held on April 21, 2022. Your vote is extremely important no matter how many shares you hold.

The PPG Board of Directors recommends that shareholders vote “FOR” the proposal to provide for the annual election of directors and “FOR” the proposal to replace the supermajority voting requirements. After careful review, and taking into consideration the views of our shareholders, the Board of Directors has determined that both of these proposals will enhance our corporate governance practices and enhance the accountability of the Board. A failure to vote is essentially a vote against these important governance proposals.

You may submit your vote by any of the following methods:

Instructions for Submitting Your Voting Instructions via the Internet

1. Click Here to Submit Your Voting Instructions or open your browser and enter “https://www.cesvote.com”. You will be directed to the Internet voting site.

2. Enter your personal control number noted below.

Control number: [______]

3. Follow the instructions to submit your voting instructions.

Instructions for Submitting Your Voting Instructions via Telephone

1. Call the following toll-free number: 1-888-693-8683.

2. Enter your personal control number noted below.

Control number: [______]

3. Follow the instructions to submit your voting instructions.

If you also hold PPG shares in the name of a bank, brokerage account or other nominee, your bank, broker or other nominee has also sent you instructions for voting your shares. To ensure that you have voted all of your PPG shares, you must also follow the voting instructions or return the proxy card provided to you by your bank, broker or other nominee.

Your voting instructions must be received by 11:59 p.m. Eastern Time on April 20, 2022 in order to be counted.